Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports 44% Year-on-Year Oscilloscope Order Growth and

35% Sales Increase In Fourth Quarter of Fiscal 2010

High-End Scope Orders Drive Growth;

Company Further Reduces Bank Debt by $3.0 million;

Provides Strong Fiscal Q1 and Full-Year 2011 Guidance

CHESTNUT RIDGE, NY, AUGUST 18, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal fourth quarter and year ended July 3, 2010.

LeCroy reported fourth-quarter fiscal 2010 revenue of $36.8 million, compared with $33.6 million in the sequential third quarter of fiscal 2010 and $27.2 million in the fourth quarter of fiscal 2009. The Company also reported GAAP gross margin of 59.7%, GAAP operating income of $2.8 million, and GAAP net income of $176,000, or $0.01 per diluted share, for the fourth quarter of fiscal 2010. This compares with GAAP gross margin of 46.9%, a GAAP operating loss of $3.5 million and a GAAP net loss of $3.8 million, or $0.31 per share, in the year-ago period.

LeCroy reported fourth-quarter fiscal 2010 non-GAAP gross margin of 59.8%, which excludes $46,000 in share-based compensation expense, compared with a 58.5% fourth-quarter fiscal 2009 non-GAAP gross margin, which excluded a $3.1 million non-cash charge for the write-down of inventory, $44,000 in share-based compensation and $34,000 of business realignment charges. Non-GAAP operating income for the quarter was $3.6 million, which excludes $637,000 in share-based compensation expense and a $93,000 business realignment charge, compared with $1.6 million in the fourth quarter of fiscal 2009, which excluded a $3.1 million non-cash charge for the write-down of inventory, $1.0 million in share-based compensation and $971,000 in business realignment charges.

Non-GAAP net income for the fourth quarter of fiscal 2010 was $1.4 million, or $0.11 per diluted share, which excludes $737,000 in share-based compensation, $372,000 for the non-cash amortization of debt discount on convertible notes, and an $88,000 business realignment charge. This compares with $161,000 of non-GAAP net income, or $0.01 per diluted share, in the fourth quarter of the previous year, which excludes a $2.0 million non-cash charge for the write-down of inventory, $870,000 in share-based compensation, $646,000 in business realignment charges and $408,000 in non-cash amortization of debt discount on convertible notes.

Comments on the Quarter

“This was an excellent quarter for LeCroy,” said President and Chief Executive Officer Tom Reslewic. “Total orders grew 39% year-over-year and 6% sequentially, driven by robust orders for oscilloscopes which grew 44% year-on-year. Sales volume increased 35% year-over-year and by more than 9% on a sequential basis. Our non-GAAP gross margins were 59.8%, reflecting the growth in sales volume and shift in product mix towards high-end oscilloscopes.”

“The strong demand we are seeing at the high-end of the oscilloscope market is being driven by research for next-generation, high-speed data communications, to serve the worldwide proliferation of mobile devices,” Reslewic said. “The high-end oscilloscopes we have launched during the past two years – led by the highly successful 30 GHz WaveMaster 8 Zi – have cemented LeCroy’s reputation with customers at the leading edge of high-speed data communications test solutions.”

“We are managing our operations toward further improving the leverage in our operating model, while at the same time capitalizing on opportunities to drive continued growth,” said Reslewic. “We are successfully managing this balance, as we improved our non-GAAP operating margin both year-over-year and sequentially to 9.7% in the fourth quarter of fiscal 2010. We also generated $2.3 million in cash from operations in the quarter, which we used to further pay down LeCroy’s bank debt by $3.0 million, resulting in a net debt balance of $48.8 million.”

Outlook and Guidance

“Oscilloscope orders thus far in the first quarter of fiscal 2011 are very strong and foretell a promising start to the new fiscal year,” Reslewic said. “We expect to continue capitalizing on the growth in applications for faster data communication rates with the most well-received suite of new products in LeCroy’s history.”

“For the first quarter of fiscal 2011, we expect to report sequential and year-over-year growth over the fiscal fourth quarter of 2010, despite normal seasonal headwinds, with revenues in the range of $37 million to $38 million and non-GAAP operating margins in the 9% to 10% range. For full-year fiscal 2011, we expect to report revenues in the range of $155 million to $160 million, and non-GAAP operating margins in the 10% to 11% range,” said Reslewic.

“We are excited about our prospects for continued growth as we prepare for another comprehensive round of product introductions,” Reslewic said. “Beginning in the current first fiscal quarter and continuing through the spring, this series of launches will span LeCroy’s full product range, adding capabilities and models. We also plan to introduce products in completely new categories.”

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, August 18, 2010 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ending July 3, 2010 represents a 53-week period, while the fiscal year ended June 27, 2009 represented a 52-week period.

Effective at the beginning of fiscal 2010, the Company adopted new accounting guidance for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement (formerly “FSP APB No. 14-1”), which requires that issuers of convertible debt instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. A portion of the carrying value of the $72 million 4% convertible notes (approximately $17.9 million) was retroactively reclassified to equity as of its October 2006 issuance date, representing the equity component of the proceeds from the notes. The discount is being accreted to interest expense over the contractual term of the notes or five years. The new accounting pronouncement required retroactive application; consequently, the prior-year amounts have been revised.

Safe Harbor

The Company is undergoing an audit of its fiscal 2010 financial results. These audit procedures are not yet complete as of the date of this press release. There can be no assurance that our financial results as disclosed in this press release will not change following the completion of the audit. Further, this release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: the anticipated worldwide proliferation of an increasing number of mobile devices; LeCroy’s ability to manage its operations toward further improving the leverage in its operating model, while at the same time capitalizing on opportunities to drive continued growth; the Company’s ability to continue capitalizing on the growth in applications for faster data communication rates with the most well-received suite of new products in its history; the Company’s expectations to report sequential growth over the fiscal fourth quarter of 2010 with revenues in the range of $37 million to $38 million and non-GAAP operating margins in the 9% to 10% range; the Company’s expectations to report full-year fiscal 2011 revenues in the range of $155 million to $160 million and non-GAAP operating margins in the 10% to 11% range; LeCroy’s prospects for continued growth as it prepares for another comprehensive round of product introductions; and the expected new product launches beginning in the current first fiscal quarter and continuing through the spring.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Annual Report on Form 10-K for the year ended July 3, 2010, which the Company expects to file in September 2010.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain primarily non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair value adjustment for the acquired Catalyst inventory and business realignment charges. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income (loss) reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs and business realignment charges. Non-GAAP operating income is not a substitute for GAAP operating income (loss).

We define non-GAAP net income as net income (loss) reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs, business realignment charges and amortization of debt discount on convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 34% and 35%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2009 and 2010 years, respectively. Non-GAAP net income is not a substitute for GAAP net income (loss).

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share.

We define net debt as bank and convertible debt less cash and cash equivalents. Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Year Ended
	July 3, 2010	June 27, 2009 *	July 3, 2010	June 27, 2009 *
In thousands, except per share data	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Revenues:
Test and measurement products	$34,292	$25,353	$119,633	$125,456
Service and other	2,462	1,860	9,703	8,511

Total revenues	36,754	27,213	129,336	133,967
Cost of revenues:
Share-based compensation	46	44	237	146
Other costs of revenues	14,775	14,405	53,240	63,452

	14,821	14,449	53,477	63,598

Gross profit	21,933	12,764	75,859	70,369
Operating expenses:
Selling, general and administrative:
Share-based compensation	368	723	3,063	1,796
Other selling, general and administrative expenses	10,938	9,494	39,202	45,195

	11,306	10,217	42,265	46,991
Research and development:
Share-based compensation	223	255	1,072	841
Other research and development expenses	7,579	5,799	26,920	30,010

	7,802	6,054	27,992	30,851
Impairment of goodwill	—	—	—	105,771

Total operating expenses	19,108	16,271	70,257	183,613

Operating income (loss)	2,825	(3,507)	5,602	(113,244)
Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	—	738	761	9,627
Interest income	1	10	32	90
Interest expense	(689)	(781)	(3,112)	(3,443)
Amortization of debt discount on convertible notes	(534)	(610)	(2,287)	(2,872)
Other, net	(282)	(271)	(443)	260

Other (expense) income, net	(1,504)	(914)	(5,049)	3,662
Income (loss) before income taxes	1,321	(4,421)	553	(109,582)
Provision (benefit) for income taxes	1,145	(616)	810	(1,165)

Net income (loss)	$176	$(3,805)	$(257)	$(108,417)

Net income (loss) per common share
Basic	$0.01	$(0.31)	$(0.02)	$(9.03)
Diluted	$0.01	$(0.31)	$(0.02)	$(9.03)
Weighted average number of common shares:
Basic	12,584	12,131	12,425	12,003
Diluted	12,851	12,131	12,425	12,003

*	Adjusted for the retrospective adoption of new accounting guidance in the first quarter of fiscal 2010 related to convertible debt instruments that may be settled in cash upon conversion.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	July 3, 2010	June 27, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$7,822	$6,413
Accounts receivable, net	26,840	25,209
Inventories, net	30,308	34,987
Other current assets	8,771	11,564

Total current assets	73,741	78,173
Property and equipment, net	20,806	21,817
Intangible assets, net	409	502
Other non-current assets	7,698	7,186

TOTAL ASSETS	$102,654	$107,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,649	$14,169
Accrued expenses and other current liabilities	12,327	12,983

Total current liabilities	25,976	27,152
Long-term bank debt	17,000	17,500
Convertible notes, net of unamortized discount of $3,044 and $6,277 respectively	36,606	42,073
Deferred revenue and other non-current liabilities	3,296	3,635

Total liabilities	82,878	90,360
Stockholders’ equity	19,776	17,318

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$102,654	$107,678

*	Adjusted for the retrospective adoption of new accounting guidance in the first quarter of fiscal 2010 related to convertible debt instruments that may be settled in cash upon conversion.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Year Ended
	July 3, 2010	June 27, 2009 *	July 3, 2010	June 27, 2009 *
In thousands	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
GAAP gross profit, as reported	$21,933	$12,764	$75,859	$70,369
Non GAAP adjustments:
Charge for write-down of inventory	—	3,064	—	5,800
Share-based compensation	46	44	237	146
Incremental cost of sales related to fair-value adjustment to inventory	—	8	—	24
Business realignment charges	—	34	—	695

Non GAAP gross profit	$21,979	$15,914	$76,096	$77,034

	Quarter Ended		Year Ended
	July 3, 2010	June 27, 2009 *	July 3, 2010	June 27, 2009 *
In thousands	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks) *
GAAP operating income (loss), as reported	$2,825	$(3,507)	$5,602	$(113,244)
Non GAAP adjustments:
Charge for write-down of inventory	—	3,064	—	5,800
Charge for impairment of goodwill	—	—	—	105,771
Share-based compensation	637	1,022	4,373	2,783
Incremental cost of sales related to fair-value adjustment to inventory	—	8	—	24
Business realignment charges	93	971	414	5,086

Non GAAP operating income	$3,555	$1,558	$10,389	$6,220

	Quarter Ended		Year Ended
	July 3, 2010	June 27, 2009 *	July 3, 2010	June 27, 2009 *
In thousands	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks) *
GAAP net income (loss), as reported	$176	$(3,805)	$(257)	$(108,417)
After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory	—	2,037	—	3,952
Charge for impairment of goodwill	—	—	—	105,083
Share-based compensation	737	870	3,464	2,480
Incremental cost of sales related to fair-value adjustment to inventory		5	—	16
Business realignment charges	88	646	295	3,487
Non-cash amortization of debt discount on convertible notes	372	408	1,475	1,767

Non GAAP net income	$1,373	$161	$4,977	$8,368

	Quarter Ended		Year Ended
	July 3, 2010	June 27, 2009 *	July 3, 2010	June 27, 2009 *
In thousands, except per share data	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks) *
Net income (loss) per common share
Diluted, as reported	$0.01	$(0.31)	$(0.02)	$(9.03)
Diluted, non GAAP	$0.11	$0.01	$0.39	$0.69
Weighted average number of common shares:
Diluted, as reported	12,851	12,131	12,425	12,003
Diluted, non GAAP	12,851	12,305	12,641	12,135

*	Adjusted for the retrospective adoption of new accounting guidance in the first quarter of fiscal 2010 related to convertible debt instruments that may be settled in cash upon conversion.